EXHIBIT 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL ANNOUNCES PRICING OF $150 MILLION OF 6.625%
SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

CHATTANOOGA, Tenn. (September 28, 2012) - CBL & Associates Properties, Inc. (“CBL”) (NYSE: CBL), today announced the pricing of an underwritten public offering of 6,000,000 depositary shares, each representing 1/10th of a share of its newly designated 6.625% Series E Cumulative Redeemable Preferred Stock at a public offering price of $25.00 per depositary share. The offering is expected to close on October 5, 2012.  CBL granted the underwriters an option to purchase up to an additional 900,000 depositary shares within 30 days of the date of the final prospectus supplement referred to below. CBL may redeem, at its option, the depositary shares at a redemption price of $25.00 per depositary share, plus all accrued and unpaid dividends, on or after October 5, 2017.
CBL intends to file an application to list the depositary shares on the New York Stock Exchange (“NYSE”) under the symbol “CBLPrE”. If the application is approved, CBL expects trading of the depositary shares on the NYSE to commence within the 30-day period from the closing of the offering. CBL intends to use the net proceeds to redeem all or a portion of its outstanding 7.75% Series C Cumulative Redeemable Preferred Stock and any additional net proceeds will be used to reduce outstanding balances under its lines of credit.
BofA Merrill Lynch, J.P. Morgan and Wells Fargo Securities acted as joint book-running managers for the offering.
The offering is being made only by means of a prospectus supplement and the accompanying prospectus. A copy of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained, when available, from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 7th Floor, New York, NY 10038, attention:  Prospectus Department, or e-mail dg.prospectus_requests@baml.com. Phone: 1-800-294-1322; J. P. Morgan Securities LLC, 383 Madison Avenue, 3rd Floor, New York, New York 10179, Attn: High Grade Syndicate Desk or by calling collect at 1-212-834-4533; or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, telephone (800) 326-5897 or e-mail request to cmclientsupport@wellsfargo.com;

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CBL Announces Pricing of Preferred Offering

September 28, 2012

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective.

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. As of September 28, 2012, CBL owns, holds interest in or manages 164 properties, including 95 regional malls/open-air centers. The properties are located in 27 states and total 92.9 million square feet including 9.4 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.
Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including, without limitation, the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the sections therein captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and “Risk Factors”, for a discussion of such risks and uncertainties.

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